Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made as of August 14, 2013, by and among MERCANTILE BANK CORPORATION, a Michigan corporation ("Mercantile Corp"), MERCANTILE BANK OF MICHIGAN ("Mercantile Bank") (together referred to as "Mercantile"), FIRSTBANK CORPORATION, a Michigan Corporation ("Firstbank"), and David L. Miller ("Executive").

Mercantile Corp and Firstbank, are parties to an Agreement and Plan of Merger, dated August 14, 2013, pursuant to which Firstbank will merge with and into Mercantile Corp (the "Merger"). This Agreement is intended to define the entire terms and conditions of the employment relationship between Mercantile and Executive after the Merger. This Agreement will become effective if and only if the Merger is consummated.

In consideration of Executive’s continued employment and the other provisions of this Agreement, the parties agree as follows:

1.            Effective Date and Termination. This Agreement will become effective if and only if the Merger occurs and will automatically become effective at the effective time of the Merger (the "Effective Time"). At the Effective Time, this Agreement will supersede all previous agreements and understandings pertaining to Executive's employment with and compensation by Firstbank or Mercantile or any of their affiliates or subsidiaries, including, but not limited to, the Change in Control Severance Agreement dated December 7, 2000, between Executive and Firstbank (the "CIC Agreement"). The CIC Agreement will terminate and will have no further force or effect at the Effective Time. This Agreement will terminate twelve (12) months from the Effective Time.

2.            Employment. Executive will initially be employed by Mercantile as its Senior Vice President. Executive's entire business time and best efforts will be devoted to the performance of Executive's duties for Mercantile. Executive shall perform his duties under this Agreement in accordance with reasonable standards and policies established from time to time by Mercantile.

3.            Severance and Retention Payments.

A.     Severance Payment. If, during the first twelve (12) months of Executive’s employment with Mercantile, Executive (i) is terminated, (ii) has his salary reduced, (iii) is assigned a position or duties that are substantially diminished from his initial position or duties with Mercantile as described in the job description attached as Exhibit C or as may otherwise be agreed upon by Mercantile and Executive, or (iv) is relocated more than twenty-five (25) miles from his initial primary work location with Mercantile, Executive may terminate his employment and Mercantile will pay Executive a lump sum cash Severance Payment equal to the sum of:

(i)      $212,700.00 [150% of salary], plus

(ii)     $42,540.00 [150% of target incentive compensation], minus

(iii)      the amount of any Retention Bonuses previously paid to Executive.

In order to receive the Severance Payment, Executive must be and remain in compliance with the Non-Compete and Non-Solicitation Agreement referenced in Section 7 of this Agreement and must execute and not revoke a general release of all claims against Mercantile, Firstbank, their affiliates and subsidiaries and their owners, officers, directors, employees and agents, in the form attached to this Agreement as Exhibit B.

B.     Retention Bonuses. Provided Executive becomes and remains an active employee of Mercantile, Mercantile will pay Executive retention bonuses in accordance with the following schedule:

(i)      $42,540.00 [25% of salary and target incentive compensation], to be paid on the first payroll period following the Effective Time,

(ii)     $42,540.00 [25% of salary and target incentive compensation], to be paid on the first payroll period following six (6) months of Executive’s employment with Mercantile,

(iii)      $42,540.00 [25% of salary and target incentive compensation], to be paid on the first payroll period following twelve (12) months of Executive’s employment with Mercantile.

After twelve (12) months of Executive’s employment with Mercantile, Executive will not be entitled to any further Severance or Retention benefits. The above-listed payments and benefits are in lieu of any and all payments and benefits to which Executive may otherwise have been entitled under the CIC Agreement or any other agreement or practice.

4.             Compensation. Mercantile agrees to pay Executive an initial annual salary of One Hundred Fifty Two Thousand Fifty Four Dollars ($152,054.00) subject to normal withholdings and payable in accordance with the normal payroll practices of Mercantile.

5.             Benefits. During Executive's employment, Executive shall be eligible to receive fringe and welfare benefits consistent with those provided to other similarly situated executives at Mercantile subject to the terms and conditions of those plans. The benefits include, but are not limited to, health insurance, 401(k) participation, bonus plan(s), salary merit adjustments, stock based compensation and paid vacation.

6.            At-Will Employment. Executive's employment shall be "at will" and may be terminated by Mercantile at any time, with or without cause.

7.            Non-Compete and Non-Solicitation Agreement. As a material condition of this Agreement, Executive must immediately execute and abide by Mercantile's Non-Compete and Non-Solicitation Agreement which is attached to this Agreement as Exhibit A. Executive agrees that the Non-Compete and Non-Solicitation Agreement will be effective immediately at the Effective Time of the Merger. Executive further agrees that if Executive accepts the Severance Payment listed in Section 3A above, any termination of Executive’s employment will not constitute a Termination Without Cause under the Non-Compete and Non-Solicitation Agreement regardless of the reason for the termination.

8.            Company Automobile. As additional consideration for Executive’s covenants in this Agreement and Mercantile’s Non-Compete and Non-Solicitation Agreement, Executive may purchase the company automobile he used while employed by Firstbank at its depreciated value on Firstbank’s accounting records as of 12/31/13.

9.            Maximum Payments. Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Executive by Mercantile under this Agreement or otherwise constitutes a “parachute payment” (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the “Code”), the following limitation shall apply:

If the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount” as defined in Section 280G of the Code, the amount otherwise payable to or for the benefit of the Executive subsequent to the termination of his employment, and taken into account in calculating the Parachute Amount (the “Termination Payment”), shall be reduced as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive’s “base amount”.

Any determination or calculation described in this Paragraph shall be made by Mercantile’s independent accountants at Mercantile’s expense. Such determination, and any proposed reduction in termination payments shall be furnished in writing promptly by the accountants to the Executive. In the event that Mercantile’s independent accountants propose a reduction in termination payments, Executive may request that Mercantile obtain at Mercantile’s expense an independent valuation of Executive’s Non-Compete and Non-Solicitation Agreement. If, after obtaining such valuation, Mercantile’s independent accountants still recommend a reduction in termination payments, Executive may then elect, in his sole discretion, which and how much of any particular termination payment shall be reduced and shall advise Mercantile in writing of his election, within thirty (30) days of the accountant’s determination, of the reduction in Termination Payments. If no such election is made by the Executive within such thirty (30) day period, Mercantile may elect which and how much of any termination payment shall be reduced and shall notify the Executive promptly of such election. As promptly as practicable following such determination and the elections hereunder, Mercantile shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive.

Any disagreement regarding a reduction in termination payments will be subject to arbitration under this Agreement. Neither the Executive’s designation of specific payments to be reduced nor the Executive’s acceptance of reduced payments shall waive the Executive’s right to contest such reduction.

10.          Other Contracts. As of the Effective Time of the Merger, all other prior agreements regarding conditions of Executive's employment, whether written or oral, are hereby terminated and superseded by this Agreement. This Agreement contains the entire understanding of the parties concerning Executive's employment and supersedes all previous oral and written agreements.

11.          Assignments. This Agreement contemplates personal services by Executive. Executive may not transfer or assign Executive's rights or delegate Executive's duties and obligations under this Agreement. This Agreement may be assigned by Mercantile to any entity that succeeds to all or substantially all of the Company's businesses.

12.          Notices. Any notices under this Agreement shall be deemed given when in writing and delivered personally or sent by certified mail, postage prepaid, to the last known address of the party to whom notice is given. If sent by mail, notice shall be deemed given on the third day after mailing.

13.          Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties.

14.          Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

15.          Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision contained in this Agreement shall be determined by a court of competent jurisdiction to be unenforceable as written because it is excessively broad as to duration, activity, subject, geographic coverage, or any other matter, it is the intent of the parties that such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

16.          Arbitration. Except as stated in the Non-Compete and Non-Solicitation Agreement, any dispute, controversy, or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Grand Rapids, Michigan, before a panel of three arbitrators, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Unless otherwise provided in the Rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the arbitrators' fees and expenses, in such proportions as the arbitrators deem just. Each party shall be responsible for their own attorney fees.

17.          Governing Law. This Agreement shall be governed by the laws of the United States of America and the State of Michigan with venue and jurisdiction limited to the Circuit Court for Kent County, Michigan.

18.           Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code partially as a short-term deferral and partially as an involuntary separation pay plan as those terms are defined for purposes of Section 409A, and is to be interpreted and operated consistently with those intentions.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first above written.

MERCANTILE BANK CORPORATION			MERCANTILE BANK OF MICHIGAN

By:		/s/ Michael Price	By:		/s/ Michael Price

	Its	CEO		Its	CEO

EXECUTIVE

/s/ David L. Miller
David L. Miller

FIRSTBANK CORPORATION

By:		/s/ Thomas Sullivan

	Its:	President and CEO

EXHIBIT A

NON-COMPETE AND NON-SOLICITATION AGREEMENT

In consideration of my employment by Mercantile Bank Corporation ("Mercantile"), Mercantile Bank of Michigan (the "Bank") or any of their subsidiaries or affiliates (each a "Company", and together the "Companies") and the benefits that I have received and will receive from the Companies, I agree as follows:

1.

Acknowledgment. I acknowledge that I am and will be in possession of confidential information regarding the Companies and their customers, and have or may establish or continue relationships with customers on behalf of the Companies that are valuable to them and their businesses.

2.	Non-Competition.

a.

I agree that from the date of this agreement through the earlier of (i) the date one year after I am no longer an employee of any of the Companies, or (ii) the date of an occurrence of a Change in Control of Mercantile as defined below (the "Non-Compete Period"); I will not directly or indirectly own, manage, control, participate in, consult with, render services to, be employed by, or in any manner engage in, any business or enterprise (other than any of the Companies) that is competitive with the Companies. A business or enterprise is competitive with the Companies if it engages in the business of banking, lending money, taking deposits, lease financing or is in any other way competitive with the Companies within a fifty (50) mile radius of any city, township or village in which at any time during the Non-Compete Period the Bank or any of the other Companies has a branch or other office. This paragraph shall not be construed to prohibit me from (i) being a passive owner of not more than 1% of any publicly-traded class of capital stock of any entity, or (ii) being an employee of a financial institution having consolidated assets of more than $50 billion where I have no involvement of any type with any customers or business of such financial institution or any of its affiliates within 120 miles of any city, township or village in which at any time during the Non-Compete Period the Bank or any of the other Companies has a branch or other office.

b.

For purposes of this agreement a "Change in Control" occurs if and only if (i) any "person" or "group of persons," as such terms are defined in Section 13 or 14 of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Mercantile representing 50% or more of the combined voting power of Mercantile's then outstanding securities, or (ii) any merger or consolidation of Mercantile, other than a merger or consolidation in which the voting securities of Mercantile immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 50% or more of the combined voting power of Mercantile or surviving entity immediately after the merger or consolidation with another entity.

3.

Non-Solicitation. I agree that during the Non-Compete Period, I will not directly or indirectly (i) induce or attempt to induce any employee, contractor or agent of any of the Companies to terminate his/her relationship with any of the Companies, (ii) in any way materially interfere with the relationship between any of the Companies and any employee, contractor or agent of any of the Companies, (iii) hire or attempt to hire, directly or through any entity, any person who was an employee, contractor or agent of any of the Companies at any time during the Non-Compete Period, or (iv) induce or attempt to induce any partner, client, referral source, customer, supplier, licensee, or any other person with a business relationship with any of the Companies to cease or reduce their business with the Company or to do business with any other person, business or entity.

4.

Termination Without Cause. Notwithstanding any provision of paragraph 2 or 3 above, if each Company that employs me terminates my employment with it without Cause (as defined below) and does not offer me a transfer to another Company, then after the date as of which I am no longer an employee of any of the Companies (the "Without Cause Termination Date"), the provisions of paragraph 2 and subsection (iv) of paragraph 3 above shall no longer apply to me, and I shall have no obligation to any of the Companies to comply with any of the provisions of paragraph 2 or subsection (iv) of paragraph 3 after the Without Cause Termination Date. The preceding sentence shall not affect my obligation to comply with such provisions prior to the Without Cause Termination Date. For purposes of this paragraph, the term Cause shall mean (a) an act or acts of dishonesty committed by me and intended by me to result in my personal gain or enrichment (other than to a trivial extent) at the expense of any of the Companies, (b) continuing intentional neglect by me of my duties to any of the Companies which is not promptly remedied after receipt of notice from any of the Companies, (c) my conviction of a felony, (d) my intentional breach of any of my obligations under paragraph 2, 3, or 7 of this Agreement, or (e) if any supervising agency with jurisdiction over the affairs of the Companies directs, or any court orders, that I am no longer permitted to participate in the affairs of the Companies or  that payments under this agreement be suspended or terminated.

5.

Injunctive Relief. I agree that the Companies would be irreparably harmed by my breach or threatened breach of this agreement and that damages would be difficult to quantify and would not be sufficient to compensate the Companies for the breach. Accordingly, if I breach or threaten to breach any of the terms of this Agreement, any of the Companies, in addition to any other rights or remedies, shall be entitled to injunctive relief, specific enforcement or other equitable relief to prevent any actual or threatened breach and I waive the defense in any equitable proceeding that there is an adequate remedy at law for such breach.

6.

Agreement Reasonable and Necessary. I agree that the duration, area and scope of my agreements in paragraphs 2 and 3 above are reasonable and necessary to protect the legitimate business interests of the Companies, and do not unduly limit my ability to obtain employment or otherwise earn a living at the same general level of economic benefit as I currently enjoy. If at the time of enforcement of this agreement, a court shall hold (and such holding is not reversed on appeal) that the duration, area or scope provided for in paragraphs 2 or 3 above is unreasonable, then such duration, area or scope shall be reduced to the maximum duration, area and scope that is not unreasonable.

7.

Confidential Information. I acknowledge that all confidential and non-public information obtained by me during my employment with any of the Companies concerning their business or customers ("Confidential Information") is the property of the Companies. Confidential Information includes, but is not limited to: customer lists, needs and information; product and services pricing and information; information on target employees or customers; marketing and business development information; strategic plans and information; financial information; computer software use and information; personnel information and all other trade secrets of the Companies. I will not at any time, during or after my employment, without the prior written consent of the CEO of Mercantile, disclose to any person other than a director, officer or appropriate employee of any of the Companies, or use for my own account or for the account of any person other than a Company, any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of my acts or omissions to act. Upon termination of my employment with a Company, or at the request of any of the Companies at any time, I will deliver to the Company that employed me or that makes the request, all documents (including all documents stored electronically) containing Confidential Information or relating to the business or affairs of the Company that I may then possess or have under my control.

8.

At Will Employment. I continue to be an at will employee. This Agreement does not confer on me any right to continue as an employee of any of the Companies. I have the right, in my sole discretion, to resign at any time, and any of the Companies, in its sole discretion, may terminate my employment with it at any time.

9.

Amendments and Prior Agreements. No provision of this Agreement may be amended or waived, except by a written agreement signed by me and the CEO of Mercantile which expressly refers to and amends this Agreement. This Agreement contains the entire agreement and understanding between me and the Companies with respect to the matters addressed by this Agreement, and no representation, promise, agreement, or understanding, written or oral, with respect to such matters that are not contained in this Agreement shall be of any force or effect. This Agreement shall survive the termination of my employment.

10.

Successors, Assigns, Benefit and Reliance. This Agreement shall inure to my benefit and to the benefit of the Companies, their successors and assigns. Each of the Companies is expressly authorized to rely upon and enforce my agreements and obligations set forth in this Agreement.

11.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to the principles of conflicts of law. Each party agrees to the exclusive venue of the State or Federal Courts located in Kent County, Michigan and waives any right to assert any defense of lack of subject matter jurisdiction, improper venue or preferred venue in any action commenced in such courts.

 This Agreement is effective this 14th day of August, 2013.

EMPLOYEE

/s/ David L. Miller
(Sign Name Above)

David L. Miller

9717 Sunset Dr.

Stanwood, MI 49346
(Print Name and Address)

EXHIBIT B

RELEASE OF ALL LIABILITY

This Release of All Liability Agreement (“Agreement”) is entered into between David L. Miller (“Employee”) and Mercantile Bank Corporation and Mercantile Bank of Michigan (together referred to as “Mercantile” or “Employer”).

1.     In return for the payments and benefits described in the attached Employment Agreement, Employee unconditionally releases and forever discharges the Released Parties (as defined below) from any and all Covered Claims (as defined below).

(a)     The Released Parties include Employer, Employer’s Affiliates, and all of their owners, officers, directors, employees, and agents. Employer’s Affiliates include Employer’s predecessors, successors, parents, subsidiaries and other affiliated organizations.

(b)     The Covered Claims include any claim or cause of action arising out of or relating to any act, omission or occurrence up to and including the date Employee signs this Agreement. This includes any claim or cause of action arising out of or relating to Employee’s employment and termination of employment with Employer, including claims and causes of action under any statute, regulation, ordinance, or rule, including but not limited to: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Michigan Civil Rights Act, the Michigan Whistleblowers’ Protection Act, and the Michigan Persons With Disabilities Civil Rights Act, all as amended. The Covered Claims also include any claim or cause of action for breach of any commitment or agreement (except the attached agreement), and any claim or cause of action under the common law, or arising out of public policy, including but not limited to claims or causes of action for intentional infliction of emotional distress, negligence, or defamation.

(c)     Employee acknowledges that Employee is not seeking any short-term and/or long-term disability benefits and waives any and all claims to same.

(d)     Covered Claims do not include Employee’s rights to vested benefits under the terms of Employer’s 401(k) qualified retirement plan. This Agreement does not prohibit Employee from filing a charge or participating in an investigation by the United States Equal Employment Opportunity Commission, but by executing this Agreement, Employee waives and releases any right Employee might otherwise have to any recovery of damages, attorney fees or any other monetary or equitable relief or benefit that might result from such charge or investigation.

2.     Employee agrees that, to Employee’s knowledge, Employee has not sustained any disabling personal injury and/or occupational disease due to Employee’s employment at Employer and/or due to the termination of that employment.

3.     Employee verifies that Employee has or will immediately deliver to Mercantile all Mercantile property in Employee’s possession, custody and/or control including, without limitation, all documents or recordings (including any and all copies) in hard copy, electronic form or otherwise, containing confidential information, as well as all supplies, equipment, computers, cellular and smart phones, credit cards, checks, petty cash, office keys, access cards and the like, and all materials and documents of any kind related to Employer or any of its Affiliates, whether prepared by Employee or anyone else that is in Employee’s possession, custody or control.

4.     Employee agrees not to initiate or join in critical or derogatory statements in written, oral or electronic form about any of the Released Parties.

5.     Employee agrees that neither Employer nor any of its Affiliates will have any obligation to employ Employee or consider Employee for employment in the future.

6.     Employee agrees and understands as follows.

(a)     Employee has 21 days after receiving this Agreement to consider this Agreement. Employee may elect in Employee’s sole discretion to sign this Agreement before expiration of the 21 day period and if Employee does so it is agreed that Employee will waive the balance of the 21 day period. Immediately upon signing this Agreement Employee will deliver the signed copy to Mercantile’s Senior Vice President of Human Resources. If Employee does not sign this Agreement within the 21 day period, the Agreement is withdrawn by Employer and is null and void.

(b)     Employee has the right to revoke this Agreement within 7 days after signing it, by delivering written notice of revocation during that period to Mercantile’s Senior Vice President of Human Resources and this Agreement will not become effective or enforceable until the 7 day revocation period has expired without revocation as provided above. (“Effective Date”).

(c)     Employer advises Employee to consult with an attorney of Employee’s choosing about this Agreement before signing it.

7.     Except for Employee’s Employment Agreement and Non-Compete and Non-Solicitation Agreement, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No change, modification, amendment, addition to or alleged waiver of this Agreement or any of its terms, provisions, or covenants shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced.

8.     Employee and Employer agree that this Agreement is not evidence of any wrongdoing whatsoever by Employer, but is entered into so that Employee and Employer can amicably end their relationship.

9.     If any term, covenant and/or provision of this Agreement is deemed invalid or illegal by a court of competent jurisdiction, all other terms, covenants and provisions of this Agreement shall remain in full force and effect.

10.     This Agreement and any matters relating hereto shall be construed in accordance with and shall be governed by the laws of the United States of America and the internal laws of the State of Michigan, as applicable, without application of choice of law principles. The parties agree that any action related to this Agreement shall be brought and heard in the Circuit Court for Kent County, Michigan or the United States District Court for the Western District of Michigan and the parties agree and consent to jurisdiction and venue in those courts.

11.     This Agreement shall be binding on Employee and Employee’s spouse, heirs, administrators and assigns.

12.     By signing below Employee freely, knowingly and voluntarily enters into this Release of All Liability without any duress or coercion. Employee has carefully and completely read this entire Agreement, and Employee understands and agrees with all of the provisions in this Agreement.

EMPLOYEE	EMPLOYER

David L. Miller

Date: ____________________________________, 20__	Date: ____________________________________, 20__

EXHIBIT C

#1 – Title

-	Senior Vice President of Mercantile Bank of Michigan

#2 – Reporting Relationship

-	Reports to:
o	Doug Ouellette, Senior Vice President & Central Region President

#3 – Responsibilities:

-	Primary:
o

Retail Banking Activities for Central Region, including; branch administration, sales & marketing, and mortgage/retail lending support throughout the region, in concert with the SVP Retail of the GR/West Region

■	$1.2 Billion assets
■	5 markets – Mt. Pleasant, Alma, St. Johns, Lansing and West Branch
■	33 Branch locations
■	300 employees